News Release
For immediate release
Contact:	(Investors)	(Media)
	Jerry Richards	Anna Torma
	509-835-1521	509-835-1558

PotlatchDeltic Board Declares $4 Special Dividend and Increases Regular Distribution 7.3%

SPOKANE, Wash.– December 3, 2021 – The board of directors of PotlatchDeltic Corporation (NASDAQ: PCH) declared a Special Dividend on the Company's common stock. The distribution of $4.00 per share is payable December 31, 2021 to stockholders of record on December 22, 2021.

The board of directors of PotlatchDeltic Corporation also declared a quarterly distribution on the Company's common stock. The distribution of $0.44 per share is payable December 31, 2021 to stockholders of record on December 15, 2021. This is a 7.3% increase compared to the prior quarterly dividend of $0.41 per share.

“The alignment of our lumber-leveraged operating strategy with strong housing fundamentals is generating a record amount of cash,” said Jerry Richards, vice president and chief financial officer. “Returning approximately $275 million of this cash to shareholders in the form of a special dividend is part of a balanced capital allocation strategy that rewards shareholders. After paying the special dividend, we will still have significant capital available, including over $300 million of cash, to continue growing shareholder value,” stated Mr. Richards.

“Returning cash to shareholders through a secure, growing dividend is a key part of our capital allocation strategy,” said Eric Cremers, president and chief executive officer. “Since 2012, we have increased our dividend 42% on a per-share basis and our payout has more than doubled. This is the second year in a row that we increased our quarterly dividend, demonstrating our bullishness on the ability of our business to continue generating strong returns,” stated Mr. Cremers.

About PotlatchDeltic

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.

Forward-Looking Statements

This communication contains statements that are forward-looking within the meaning of the federal securities laws, including, without limitation, information about the Company’s capital allocation strategy, including its dividend program, as well as its expectations of future financial performance. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include our share price, the trading volume of our shares, the nature of other investment opportunities presented to us from time to time, our cash flows from operations, general economic conditions and other risks and uncertainties that are more fully described in our filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent reports that we file with the Securities and Exchange Commission. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release, and we undertake no obligation to update these forward-looking statements after the date of this news release, except as required by law.

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